Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Separation Agreement”) dated as of October 14, 2011 is entered into by and between George R. Jensen, Jr. (“Executive” or “you”) and USA Technologies, Inc. (the “Company”), and confirms the agreement that has been reached with you in connection with your separation from the Company.

1.             Termination of Employment.  You agree that your separation shall be effective as of October 14, 2011 (the “Separation Date”) and, as of such date, you shall resign from and cease to be employed by the Company and each and every subsidiary or affiliate of the Company in your capacity as Chairman and Chief Executive Officer and execute the Resignation Letter annexed hereto as Exhibit A.  As of the Separation Date, you shall also resign as a member of the Board of Directors of the Company as well as of the Board of Directors of any of the Company’s subsidiaries.

2.             Separation Pay and Benefits.  In consideration of your execution of this Separation Agreement and your complete compliance with its terms and conditions, the Company agrees to pay by wire transfer or provide you (subject to the terms and conditions set forth in this Separation Agreement) with the separation pay and benefits described in this paragraph 2:

a.  Within two (2) business days of your execution of this Separation Agreement, the sum of Three Hundred Sixty-Five Thousand Dollars ($365,000) representing one year’s base salary otherwise payable by the Company to you pursuant to the Amended and Restated Employment and Non-Competition Agreement dated September 27, 2011 between you and the Company (the “Jensen Employment Agreement”);

b.  Within two (2) business days of your execution of this Separation Agreement, the sum of Seventeen Thousand Eight Hundred Seventy-Five Dollars ($17,875) representing one year’s car allowance otherwise payable by the Company to you pursuant to the Jensen Employment Agreement;

c.  For the one year period from the Separation Date and ending October 13, 2012, the Company will provide you with group medical and dental insurance coverage in accordance with paragraph 5 hereof, but the Company will not provide you with  paid vacation, holidays, any 401(k) plan contributions, any life insurance coverage and any long-term group disability coverage or supplemental disability coverage; and

d.  Within two (2) business days of your execution of this Separation Agreement, the sum of Twenty-Eight Thousand Seventy-Seven Dollars ($28,077) representing the amount attributable to Executive’s four weeks of unused vacation otherwise payable by the Company to you pursuant to the Jensen Employment Agreement.

3.             Stock.  In addition to the 50,000 shares of Company stock issued to you on September 27, 2011 pursuant to the Jensen Employment Agreement which have already vested, and in addition to the separation pay and benefits set forth in paragraph 2 hereof in consideration of your execution of this Separation Agreement and your complete compliance with its terms and conditions, the Company will vest and provide you (subject to the terms and conditions set forth in this Separation Agreement) with the following Company stock:

a.  41,667 shares of Company common stock which were awarded to you in connection with the April 14, 2011 amendment to the Amended and Restated Employment and Non-Competition Agreement dated September 24, 2009 between you and the Company (the “Prior Jensen Employment Agreement”);
 and

b.  50,000 shares of Company common stock which would have been issued to you on September 27, 2012 pursuant to the Jensen Employment Agreement.

The certificate representing the 41,667 shares referred to in paragraph 3.a shall be issued to you within five (5) business days of the date hereof. The certificate representing the 50,000 shares referred to in paragraph 3 and the certificate representing the 50,000 shares referred to in paragraph 3.b shall be issued to you within five (5) business days after the filing by the Company with the Securities and Exchange Commission (the “SEC”) of a Form S-8 registration statement covering the shares underlying the Company’s 2011 Stock Incentive Plan. The Company shall file such a registration statement with the SEC within two weeks of the date hereof.

4.             No Other Payments, Benefits or Stock.  After the Separation Date, you have relinquished any right to receive, and you will not receive, base salary, annual or other bonus, any further Company stock, life insurance coverage, long-term disability coverage, supplemental disability coverage, automobile allowance, 401(k) plan contributions or paid vacation and holidays compensation. You shall not participate or receive any benefits under the Company’s 2012 Performance Share Plan that was approved by the Board of Directors of the Company (the “Board”) on September 15, 2011. The only payments, benefits and stock you shall receive are those set forth in paragraphs 2, 3 and 5 hereof, together with the indemnification rights in accordance with paragraph 14 hereof.

5.             COBRA.  If you timely elect continued group medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay directly or reimburse you for: (a) the COBRA premium payments for you and your eligible dependents under the Company’s group medical and dental insurance plans for the first twelve (12) months following the Separation Date; and (b) the applicable contribution to your HSA account for the first twelve month period following the Separation Date.

6.             Tax Obligations.  You have agreed that the Company may deduct from the payments to be made to you pursuant to paragraphs 2.a, 2.b and 2.d any and all required income and payroll taxes which it has customarily withheld from you prior to the Separation Date.  Any and all income and payroll tax withholding obligations of the Company in connection with the 41,667 shares of Company common stock issued to you pursuant to paragraph 3.a hereof, the 50,000 shares of Company common stock issued to you on September 27, 2011 under the Jensen Employment Agreement pursuant to paragraph 3 hereof and the 50,000 shares of Company common stock issued to you pursuant to paragraph 3.b hereof shall be paid by you either through cancellation of the appropriate amounts of the foregoing shares of Company common stock or your cash payment to the Company, as provided in the Jensen Employment Agreement. As the amount of your obligations under this paragraph 6 are not known as of the date hereof, and in order to evidence your obligations under this paragraph 6, the certificates representing the 41,667 shares to be issued to you pursuant to paragraph 3.a hereof, the 50,000 shares to be issued to you pursuant to paragraph 3 hereof, and the 50,000 shares to be issued to you pursuant to paragraph 3.b hereof will bear the following legend: “The shares represented by this certificate are subject to all of the terms and conditions of paragraph 6 of the Separation Agreement and Release dated October 14, 2011, a copy of which is on file and available for inspection during normal business hours at the Company’s principal office.” The Company shall have this legend removed following your satisfaction of your obligations under this Section 6 with respect to the shares evidenced by the certificate.

As of October 14, 2011, the Company will become obligated to make payroll and withholding tax payments in connection with the 41,667 shares previously issued to you on April 14, 2011 in connection with the Prior Jensen Employment Agreement, the amount of which will become known at the close of trading on October 14, 2011. Within two (2) business days following the date hereof, you shall advise the Company to either withhold such amount from the payment otherwise due to you under paragraph 2.a or to cancel the appropriate number of shares otherwise issuable to you under paragraph 3 in satisfaction of your obligations pursuant to this paragraph 6 in connection with such shares.

7.             Continuing Obligations.  You have agreed to continue to be bound by the provisions in Sections 4, 5 and 6 of the Jensen Employment Agreement, notwithstanding the provisions of paragraph 11 hereof, which shall remain in full force and effect as to you subsequent to the Separation Date.  The Company has agreed to continue to be bound by the Jensen Stock Agreement dated September 27, 2011 between you and the Company (the “Jensen Stock Agreement”), which agreement shall remain in full force and effect.

8.             Cooperation.  On and after the Separation Date, you agree that you will reasonably cooperate with the Company, its subsidiaries and affiliates, and any of their officers, directors, shareholders, or employees: (a) concerning requests for information about the business of the Company or its subsidiaries or affiliates or your involvement and participation therein; (b) in connection with any investigation or review by the Company, the Company’s insurance carriers, or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the SEC), as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company; and (c) with respect to transition and succession matters.  Your cooperation shall include, but not be limited to (taking into account your personal and professional obligations, including those to any new employer or entity to which you provide services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing.  You shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses, which you may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

9.             Company Property.  On or prior to the Separation Date, you shall return to the Company all Company property in your possession or use, including, without limitation, all minute books and minutes of the Company’s Board of Directors, all Company business plans, all automobiles, fax machines, printers, cell phones, credit cards, building-access cards and keys, other electronic equipment, and any records, software or other data from your personal computers or laptops which are not themselves Company property, however stored, relating to the Company’s confidential information.

10.           Taxes.  The parties acknowledge and agree that: the form and timing of the Separation Amount and the other payments and benefits to be provided pursuant to this Agreement are intended to be exempt from or to comply with one or more exceptions to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder (“Section 409A”).  The parties further acknowledge and agree that, for purposes of Section 409A, you do not have discretion with respect to the timing of the payment of any amounts provided under this Separation Agreement. Notwithstanding any provision of this Separation Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Separation Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

11.           Jensen Employment Agreement.  Except to the extent expressly preserved herein, the provisions of the Jensen Employment Agreement are no longer binding on the Company or you and are hereby deemed null and void subsequent to the Separation Date.

12.           Standstill Agreement.  You will not do any of the following, directly or indirectly, without the prior written consent of the Company’s Board for a period commencing on the Separation Date hereof and ending on October 13, 2014:

a.  acquire or seek to acquire, in the aggregate, more than ten percent (10%) of the then outstanding Common Stock or Series A Convertible Preferred Stock of the Company (jointly and severally, the “Voting Securities”);

b.  solicit proxies (or written consents), become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act or join in or participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) soliciting proxies (or written consents) in each case with respect to any Voting Securities of the Company in opposition to the recommendation or proposal of the Board with respect to (i) the election of directors to the Board, (ii) any Section 14a-8 shareholder proposals to be voted on at an annual or special meeting of shareholders, or (iii) the amendment of any provision of the Company’s Articles of Incorporation or By-laws;

c.  nominate persons for election to, or seek to remove any person from, the Board or propose any other business at any annual or special meeting of shareholders, or solicit written consents to take any action that would require that notice to the Company be provided pursuant to Section 3.02 of the Company’s By-laws;

d.  seek to initiate or join in, directly or indirectly, any merger, consolidation, recapitalization, liquidation or other business combination that would be in opposition to the recommendation or proposal of the Board with respect thereto;

e.  seek to become an officer, a director or the Chairman of the Board of the Company or seek to remove any officer, director or general counsel of the Company;

f.  commence, encourage or support any derivative action in the name of the Company or any class action against the Company with respect to any facts or events relating to your resignation or the reasons therefor;

g.  knowingly take any action to (i) advise, assist, encourage or finance any person in connection with any of the foregoing, (ii) publicly suggest or announce a desire to engage in a transaction that would result in any of the foregoing, or (iii) waive, modify or amend any provision of this paragraph 12; or

h.  make any comment on any Internet message or bulletin board or other public medium about the Company or its securities or encourage any other person to make any comment on any Internet message or bulletin board or other public medium about the Company or its securities.

Notwithstanding the foregoing, nothing in this Separation Agreement shall prohibit or restrict you from (A) voting any or all of your Voting Securities of the Company in your discretion, or (B) complying with any disclosure or other obligations under the rules and regulations of the SEC or other securities laws.

13.           Release.

a.  You agree that, in consideration of this Separation Agreement, you hereby fully, forever, irrevocably and unconditionally remise, waive, release and discharge any and all claims, rights, complaints, causes of action, suits, damages, costs, attorneys’ fees, charges, liabilities, or obligations of any kind, nature or description whatsoever, which you ever had, now have or may have in the future against the Company and any of its subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, directors, attorneys, representatives and employees, benefits and audits, committees, and their respective successors and assigns, heirs, executors and personal and legal representatives (jointly, the “Company Released Parties” or severally, a “Company Released Party”), based on any act, event or omission occurring before you execute this Separation Agreement arising out of, during or relating to your employment or services with the Company or the termination of such employment or services, or any other actions or omissions whatsoever taken by any Company Released Party occurring from the beginning of time to the present.  This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, known or unknown, under: common law, including, but not limited to, claims for attorneys fees, expenses, breach of express or implied duties, wrongful termination, defamation, negligence, fraud, invasion of privacy, promissory estoppel, interference with contractual relations, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, 29 U.S.C. § 2601 et. seq.; the Pennsylvania Human Relations Act; any contract of employment, express or implied; and any provision of any other law, common or statutory, of the United States, Pennsylvania or any applicable state.

Notwithstanding the foregoing, nothing contained in this Separation Agreement shall be deemed to release, acquit or discharge any Company Released Party from: (i) claims to enforce this Separation Agreement; (ii) claims to rights of defense or indemnification, or to be held harmless, or coverage under the directors and officers liability insurance or Company rights of indemnification or claims of contribution or advancement of expenses that you have; or (iii) claims to employee benefits which have accrued or which have become due to you prior to the Separation Date, in accordance with the terms of the applicable benefit plans.

b.  For the purpose of implementing a full and complete release, you understand and agree that this Separation Agreement is intended to waive and release all claims, if any, which you may have and which you may not now know or suspect to exist in your favor against any Company Released Party and this Separation Agreement extinguishes those claims.

c.  By signing this Separation Agreement, you represent that you have not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that you will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on your behalf; provided, however, that nothing contained herein shall prevent or prohibit you from bringing an action and seeking relief to enforce your rights under this Separation Agreement.  You further represent that you understand and agree that the Company is under no obligation to offer this Separation Agreement, and that you are under no obligation to consent to this waiver and release of claims.

14.           Indemnification of You.  The Company hereby agrees that you are entitled to coverage under, and use of, the Company’s existing directors and officer’s liability insurance, rights to Company indemnification and claims to contribution or advancement of expenses, subject to the terms of the applicable existing insurance, applicable law, applicable agreement, and the by-laws or certificate of incorporation of the Company.

15.           Severability.  If any provision of this Separation Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; provided, however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

16.           No Admission.  This Separation Agreement is not intended, and shall not be construed, as an admission that either you or the Company have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

17.           Specific Performance.  You and the Company acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Separation Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages.  It is accordingly agreed that you and the Company shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.  In the event any party brings an action to enforce or for breach of any of the terms of this Separation Agreement, such action shall only be brought in the Court of Common Pleas of Chester County, Pennsylvania, and you and the Company agree to not object to the jurisdiction of that court to resolve the dispute.

18.           No Waiver.  Any waiver by any party of a breach of any provision of this Separation Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Separation Agreement.  The failure of a party to insist upon strict adherence to any term of this Separation Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Separation Agreement.

19.           Successors and Assigns.  All the terms and provisions of this Separation Agreement shall inure to the benefit of, and shall be enforceable by and binding upon, the heirs, personal representatives, successors and assigns of each of the parties hereto.  You may not assign either this Separation Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the Company.

20.           Entire Agreement.  This Separation Agreement, including Exhibit A hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all agreements, understandings and discussions, whether written or oral, between you and the Company, including the Jensen Employment Agreement except to the extent that it is expressly preserved herein, and excluding the Jensen Stock Agreement in accordance with paragraph 7 hereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth in this Separation Agreement.  This Separation Agreement may be amended only by a written instrument duly executed by you and the Company or their respective heirs, personal representatives, successors or assigns.  Each of the parties hereto acknowledges that it and he has been represented by counsel of its or his choice throughout all negotiations that have preceded the execution of this Separation Agreement, and that it or he has executed the same with the advice of such counsel.  Each party and its or his counsel cooperated and participated in the drafting and preparation of this Separation Agreement and the documents referred to herein.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Separation Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Separation Agreement shall be decided without regard to events of drafting or preparation.

21.           Headings.  The paragraph headings contained in this Separation Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

22.           Notices.  All notices, demands and other communications to be given or delivered under, or by reason of, the provisions of this Separation Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending (on the date sent if a business day, or if not sent on a business day, the first business day thereafter) if sent by facsimile, with electronic confirmation thereof, provided, however, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and facsimile addresses set forth below, (c) one (1) day after being sent by a nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

If to the Company:

USA Technologies, Inc.
Suite 140
100 Deerfield Lane
Malvern, PA 19355
Attn:	Stephen P. Herbert
Facsimile:	610-989-0704

with a copy to:

Ballard Spahr LLP
1735 Market Street
51st Floor
Philadelphia, PA 19103
Attn:	Justin P. Klein, Esquire
Facsimile:	215-864-8999

If to Executive:

George R. Jensen, Jr.
P.O. Box 2424
West Chester, PA 19380

with a copy to:

Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attn:	Jay Dubow, Esquire
Facsimile:	215-981-4750

in each case, or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this paragraph.

23.           Governing Law.  This Separation Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without reference to the conflict of laws principles thereof.

24.           Counterparts.  This Separation Agreement may be executed in counterparts and by facsimile or e-mail in portable documents format (.pdf), each of which shall be an original, but all of which together shall constitute one and the same Separation Agreement.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the date set forth below.

Signature:	/s/ George R. Jensen, Jr.	Date: October 14, 2011
George R. Jensen, Jr.

USA Technologies, Inc.

Signature:	/s/ Stephen P. Herbert	Date: October 14, 2011

Title:	President and COO

Exhibit A
Resignation letter

[Letterhead of George Jensen]

USA Technologies, Inc.
Suite 140
100 Deerfield Lane
Malvern, PA 19355

October 14, 2011

To the Corporate Secretary of USA Technologies, Inc.:

I hereby resign as Chairman and Chief Executive Officer and from the Board of Directors of USA Technologies, Inc. and each and every subsidiary or affiliate thereof, effective immediately.

Sincerely,

George R. Jensen, Jr.

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